Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON PRICES $1.15 BILLION OFFERING OF 5.50% SENIOR NOTES

BOISE, Idaho, July 23, 2014 — Micron Technology, Inc., (NASDAQ: MU) today announced the pricing of an offering of $1.15 billion aggregate principal amount of its 5.50% senior notes due 2025 (the “Notes”). The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the Notes is expected to close on July 28, 2014, subject to the satisfaction of customary closing conditions.  Interest on the Notes will accrue at a rate of 5.50% per year, and will be payable in cash semi-annually in arrears, beginning on February 1, 2015.

The Notes will mature on February 1, 2025, unless earlier repurchased or redeemed.  Holders may require Micron to repurchase their Notes upon the occurrence of certain change of control events at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

Prior to August 1, 2019, Micron may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any.  On or after August 1, 2019, Micron may redeem the Notes, in whole or in part, at specified prices that decline over time, plus accrued and unpaid interest, if any.  In addition, Micron may use the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of the Notes prior to August 1, 2017 at a price equal to 105.50% of the principal amount thereof plus accrued and unpaid interest, if any.

Micron intends to use a portion of the net proceeds from this offering to extinguish its obligations with respect to its 1.875% convertible senior notes due 2031 (the “2031B Notes”),

which may include payments in settlement of conversions of or to repurchase or redeem such notes.  Micron expects to use the balance of the net proceeds for retirement of other convertible notes and debt and other general corporate purposes.  On July 23, 2014, Micron gave notice to holders of the 2031B Notes that their notes will be redeemed on August 22, 2014, except to the extent such notes are converted or repurchased by Micron prior to such date, and its current intent is to settle any such conversions entirely in cash with a portion of the proceeds from the offering.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.